UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014 (June 24, 2014)

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36326	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Fitzwilliam Square

Dublin 2, Ireland

(011)-353-1-669-6634

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2014, Generics International (US), Inc. (d/b/a “Qualitest Pharmaceuticals”) (“Qualitest”), a subsidiary of the Registrant, entered into an Agreement and Plan of Merger (the “DAVA Agreement”), pursuant to which a newly-formed subsidiary of Qualitest will merge with and into DAVA Pharmaceuticals, Inc. (“DAVA”), with DAVA continuing as the surviving corporation (the “Merger”). Pursuant to the Merger, Qualitest will purchase all of the issued and outstanding shares of capital stock and other equity interests of DAVA for $575 million in cash, with additional cash consideration of up to $25 million contingent on the achievement of certain sales milestones. In addition, pursuant to the DAVA Agreement, Endo Pharmaceuticals Inc., a subsidiary of the Registrant, has agreed to guarantee the performance of Qualitest’s obligations thereunder.

The DAVA Agreement includes customary representations, warranties and covenants and consummation of the transaction is subject to certain conditions, including required regulatory approvals. The DAVA Agreement may be terminated by the mutual written agreement of the parties and, in certain cases, Qualitest or the selling shareholders.

The DAVA Agreement provides for certain indemnification rights of Qualitest in respect of breaches of representations, warranties and covenants, in each case subject to certain limitations.

The foregoing description of the DAVA Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Agreement and Plan of Merger by and among Generics International (US), Inc. and certain parties listed therein, dated June 24, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2014

ENDO INTERNATIONAL PLC

By:	/s/ Caroline B. Manogue
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer and Company Secretary

Index of Exhibits

Exhibit Number	Description

10.1	Agreement and Plan of Merger by and among Generics International (US), Inc. and certain parties listed therein, dated June 24, 2014